Amendment No. 1
                     Dated January 31, 2000

                             To

                MEMBER INTEREST PURCHASE AGREEMENT
                        By and Among
                   EMS TECHNOLOGIES, INC.,
                     NETSAT 28, L.L.C.
                            and
                     NATION NET, L.L.C.
                 Dated September  30, 1999

     The undersigned parties to the foregoing Member
Interest Purchase Agreement (the 'Agreement') hereby amend the Agreement as follows:

     Paragraph 2.2(f) is amended to change the date 'May
31, 2000' to 'July 31, 2000, ' and to change the date 'July
31, 2000, ' in each of the two places that it appears, to 'September 30, 2000. '

     Paragraph 11.1(e) of the Agreement is amended to provide in its entirety as follows:

          (e) Extended Delay. By EMS or NetSat if any condition to its obligations under this Agreement shall not have been fulfilled on or before June 30, 2000.

     Except as expressly modified by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized corporate officers and their corporate seals to be affixed, this 29th day of February 2000, effective the 31st day of January
2000.

NATION NET, L.L.C.                NETSAT28 COMPANY, L.L.C.


By:                           By:
   -------------------------      -----------------------
    Thomas W. Glynn               Thomas W. Glynn
     Chairman                     President

                                  EMS TECHNOLOGIES, INC.


                              By:
                                  ------------------------
                                  Al Hansen
                                  President/COO